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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

February 25, 2014

Date of Report (date of Earliest Event Reported)

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GAME PLAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

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NEVADA	333-160730	20-0209899
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

112 Water Street, Suite 500, Boston, MA 02109

 (Address of principal executive offices and zip code)

(617) 512-4453

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

A preliminary injunction in the previously announced Federal Trade Commission lawsuit (the “FTC Lawsuit”) against Andrew Bachman, one of  Game Plan Holdings, Inc.’s (the “Company”) former officers and directors, prevented the sale or transfer of 14,703,579 shares of the Company’s common stock held by Mr. Bachman and a family member (the “Shares”). The Shares represent approximately 42% of the Company’s issued and outstanding shares.

On February 25, 2014, the court presiding over the FTC Lawsuit entered an order (the “Order”) modifying the preliminary injunction so that the Company or an independent investor may purchase the Shares from Mr. Bachman for not less than $159,733. The Shares must be sold by Mr. Bachman within 120 days from the entry of the Order and any proceeds will go to the FTC and its receiver. If the Shares are not sold within that timeframe, the Shares will remain frozen. The Order further provides that after the Shares are sold, the FTC will release any claims it may have in relation to the Shares. Additionally, the FTC will release the Company from any claims related to certain investments made by Mr. Bachman and the transactions giving rise to Mr. Bachman’s or a family member’s ownership of the Shares. The Order indicates that the FTC does not have any other claims against the Company at this time.

The Order is consistent with a stipulation that was filed with the court on February 24, 2014 (the “Stipulation”). The Company, Mr. Bachman, the FTC, and a receiver appointed by the court to gather assets and take control of certain corporate defendants in the FTC lawsuit were parties to the Stipulation.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME PLAN HOLDINGS, INC.

Date: March 13, 2014	By: /s/ Charles Hazzard
Charles Hazzard
Executive Vice President

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